Exhibit 10.42

Exhibit A

AMENDMENT

TO THE

CAPMARK FINANCIAL GROUP INC. SEVERANCE PAY PLAN

(As Amended and Restated Effective March 23, 2006)

WHEREAS, Capmark Financial Group Inc. (the “Company”) maintains the Capmark Financial Group Inc. Severance Pay Plan (the “Plan”); and

WHEREAS, pursuant to Section 6(a), the Administrative Committee of the Plan may amend the Plan from time to time and at any time;

WHEREAS, pursuant to its authority under Section 7(a) and by unanimous written consent dated December 20, 2006 the Administrative Committee has approved this Amendment to adjust the level of benefits payable to certain eligible employees in order to coordinate benefits between the Plan and the Capmark Finance Inc. Affordable Housing Employee Continuation Plan:

NOW, THEREFORE, by action of the Administrative Committee, the Plan is hereby amended by adding the following Appendix A at the end of the Plan, effective December 20, 2006:

Appendix A

Notwithstanding anything in this Plan to the contrary, any Employee who continues his or her employment with the Company pursuant to the Capmark Finance Inc. Affordable Housing Employee Continuation Plan (the “AHEC Plan”) (i) shall have his or her cash severance benefits payable under this Plan reduced by the amount of base salary that such Employee is entitled to under the AHEC Plan after the date of the Wind-down Determination (within the meaning of the AHEC Plan) or such later date as specified in the Wind-down Determination, determined in any manner that the Committee deems appropriate; and (ii) shall, except as otherwise provided in this Plan, continue to accrue Service under this Plan through the date on which his or her employment continuation under the AHEC Plan ends.

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IN WITNESS WHEREOF, the Administrative Committee has caused this Amendment to be executed by its duly authorized officer, this 20th day of December 2006.

CAPMARK FINANCIAL GROUP INC.

By:	/s/ Linda Pickles
Its:	Executive Vice President, HR